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                                                                    Exhibit 12.2


              Computation of Ratio of Earnings to Fixed Charges for
                         Hanover Equipment Trust 2001B
                  (Amounts in thousands of dollars) (unaudited)


                                                        For the period from
                                                     August 16, 2001 (inception)
                                                       to September 30, 2001
                                                      --------------------------


Earnings:
Net loss (pretax)                                                $ (613)

Add:
Interest on rental equipment                                      1,944
                                                              ---------
   Earnings                                                       1,331
                                                              ---------


Fixed charges: Interest on rental equipment                       1,944
                                                              ---------

Ratio of earnings to fixed charges                                   --(a)
                                                              =========



(a) Due to the trust's loss in the period from August 16, 2001 (inception) through September 30, 2001, the ratio coverage was less than 1:1. Additional earnings of $613 thousand are needed by the trust to achieve a one to one ratio.